Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202

Noonan Russo Matt Haines 212-845-4235

FOR IMMEDIATE RELEASE

Barrier Therapeutics Announces First Quarter 2007

Financial Results

Operational Highlights include Clinical Data from Key Pipeline Candidates and

Strategic Initiatives Implemented to Promote Sales Growth

Princeton, N.J., May 10, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced its financial results and operational highlights for the first quarter ended March 31, 2007.

For the first quarter of 2007, total revenues increased to $2.7 million from $0.5 million in the first quarter of 2006, primarily due to sales of Vusion™ Ointment and Xolegel™ Gel. Net product revenues for the U.S. increased to $2.7 million from $0.3 million in the first quarter of 2006, and represent a 20% increase over the $2.2 million in U.S. net product revenues reported in the fourth quarter of 2006.

For the first quarter of 2007, net loss was $15.4 million, or $0.53 per share, compared to a net loss of $11.4 million, or $0.47 per share, for the comparable period in 2006. Net loss for the first quarter of 2007 and 2006 includes $1.1 million and $1.6 million, respectively, in stock based compensation expense. Excluding the non-cash impact of stock based compensation, the net loss in 2007 was $14.3 million, or $0.49 per share, compared to $9.8 million, or $0.40 per share, for the comparable period in 2006.

“We continued to make progress on our product pipeline during the first quarter, as evidenced by the positive results from two key pipeline candidates, Hivenyl and Pramiconazole. We expect to continue this progress during the coming months and look forward to obtaining results from our Phase 2b dose ranging study for oral Rambazole in psoriasis early in the third quarter,” said Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “On the commercial side, prescriptions for Vusion and Xolegel increased over the prior quarter, but at a pace slower than we anticipated. We are dissatisfied with this level of growth and have implemented strategic initiatives to help accelerate future sales growth. During the second quarter we launched the test of a direct-to-consumer advertising campaign to build awareness for Vusion. We also entered into an agreement with Novartis Consumer Health to promote Vusion to pediatricians in the U.S. allowing us to shift the call plan for our sales force to focus more on dermatologists, the main audience for Xolegel.”

First Quarter 2007 Operational Highlights

Clinical Development Programs:

•

In March, Barrier reported that the Phase 2b dose-finding study in tinea versicolor for its novel oral antifungal product candidate Pramiconazole (previously known as Azoline) met its primary and secondary endpoints. Tinea (pityriasis) versicolor is a common skin fungal infection characterized by a discolored, scaly, itchy rash primarily on the back, chest and upper arms.

•

In February, Barrier reported positive top-line data from its Phase 2a study of oral Hivenyl™ (vapitadine dihydrochloride) in the treatment of moderate to severe itching related to atopic dermatitis. The proof-of-concept study showed that Hivenyl significantly reduced itch symptoms without signs of sedation, which supports similar findings in prior studies with Hivenyl.

Marketed Products:

•

In March, Barrier entered into a sales force services agreement pursuant to which Novartis Consumer Health will promote Barrier’s Vusion product to pediatricians in the United States. Vusion (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment is indicated for the treatment of diaper dermatitis complicated by documented candidiasis. As previously disclosed, the promotion begins in May 2007 and runs through 2008.

•	In February, the U.S. Patent and Trademark Office issued a formulation patent for Xolegel. This patent is scheduled to expire on December 4, 2018.

First Quarter 2007 Financial Results

For the quarter ended March 31, 2007, Barrier reported total net revenues of $2.7 million, an increase of $2.2 million over the same period in 2006. Net product revenues in the first quarter of 2007 were $2.6 million, an increase from $0.3 million in the same period in 2006. The increase in total product revenues was primarily due to the U.S. sales of Vusion and Xolegel, which were launched in the second and fourth quarters of 2006, respectively. Net product revenues are detailed in the table below:

Three Months Ended (000)	March 31, 2007	March 31, 2006
Net Product Revenues
Vusion	$1,827	$—
Xolegel	520	—
Other product revenues	302	343

Total Net Product Revenues	$2,649	$343

Research and development expenses for the first quarter of 2007 totaled $7.9 million compared with $4.9 million in the same period in 2006, primarily due to an increase of $3.3 million in project spending. Clinical trial spending on the Hyphanox™ Phase 3 study in onychomycosis and preclinical and clinical costs for Rambazole™, accounted for the majority of the increase. Additional project spending for other clinical candidates, including pramiconazole, was partially offset by declines in internal research and development costs. Included in research and development expenses for the first quarter of 2007 and 2006, was $0.3 million and $0.5 million, respectively, of stock based compensation expense.

Selling, general and administrative expenses totaled $10.4 million for the first quarter of 2007, compared with $7.5 million in the same period in 2006. Selling expenses were $3.2 million, up $1.5 million from the first quarter of 2006 due to the expansion of our sales force in the second quarter of 2006. Brand marketing and other commercial expenses were $4.7 million in the first quarter of 2007, up $1.4 million from 2006, reflecting spending in support of both Vusion and Xolegel. Corporate expenses totaled $2.5 million, or relatively flat compared to the same period in 2006. Selling, general and administrative expenses for the first quarter of 2007 and 2006 also include $0.8 million and $1.1 million, respectively, of stock based compensation expense.

Net interest income for the first quarter of 2007 totaled $0.7 million, a decrease of $0.1 million from the same period in 2006, as higher average interest rates were more than offset by lower average balances for cash and marketable securities.

The company reported a net loss for the first quarter of 2007 of $15.4 million, or $0.53 per share, compared to a net loss of $11.4 million, or $0.47 per share, for the first quarter of 2006. Included in the net loss for the first quarter of 2007 was $1.1 million, or $0.04 per share, of stock based compensation expense. Included in the net loss for the first quarter of 2006 was $1.6 million, or $0.07 per share, of stock based compensation expense.

Cash, cash equivalents and marketable securities at March 31, 2007 were $45.9 million. Net cash usage in the first quarter 2007 was $12.9 million.

Conference Call & Webcast Information

Barrier’s senior management will host a conference call on May 10, 2007 at 5:00 p.m. EST to provide a company update and discuss the financial results for the quarter. Interested investors can listen to the call live over the Internet on the investor relations section of the company’s web site located at http://www.barriertherapeutics.com or by dialing 800-798-2801 (U.S.) or 617-614-6205 (International). Conference ID code: 62901348. An audio replay of the call will be available for seven days by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Replay Passcode: 44627039.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the future success of Barrier, anticipated progress on the clinical pipeline and, expected increases in revenue. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

Barrier Therapeutics, Inc.

Consolidated Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three months ended March 31,
	2007	2006
Revenues:
Net product revenues	$2,649	$343
Other revenues	73	129

Total revenues	2,722	472

Costs and expenses:
Cost of product revenues	459	215
Research and development	7,853	4,929
Selling, general and administrative	10,445	7,535

Total operating expenses	18,757	12,679

Loss from operations	(16,035)	(12,207)

Interest income, net	670	776

Net loss before cumulative effect of change in accounting principle	(15,365)	(11,431)

Cumulative effect of change in accounting principle	—	57

Net loss	$(15,365)	$(11,374)

Basic and diluted net loss per share before and after change in accounting principle	$(0.53)	$(0.47)

Weighted average shares outstanding — basic and diluted	29,111,539	24,082,271

Certain amounts have been reclassified to conform to the current period presentation.

Barrier Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents and marketable securities	$45,939	$58,884
Receivables, net	2,198	1,839
Finished goods inventories, net	996	1,179
Prepaid expenses and other current assets	1,629	1,842

Total current assets	50,762	63,744
Property and equipment, net	803	873
Other assets	2,412	2,564

Total assets	$53,977	$67,181

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$13,973	$12,904
Deferred revenue	215	430
Other current liabilities	305	354

Total current liabilities	14,493	13,688
Notes payable: long-term portion	232	280
Stockholders’ equity	39,252	53,213

Total liablilities and stockholders’ equity	$53,977	$67,181